SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2016

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Drive, Suite 101, Fresno, California	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)          Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 20, 2016, Central Valley Community Bancorp (“CVCY”), Central Valley Community Bank and Sierra Vista Bank (“SVBank”), all of whom are parties to an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) dated as of April 28, 2016 (the “Agreement Date”), entered into a letter agreement (“Letter Agreement”). The Letter Agreement provides that the merger consideration will be adjusted in accordance with the Merger Agreement’s double-trigger collar mechanism as if the parties had exchanged the written notices contemplated by the Merger Agreement.

Background

The Merger Agreement provides for SVBank shareholders to receive merger consideration consisting of a combination of cash and shares of CVCY common stock (“CVCY Shares”). At the time the Merger Agreement was signed, the value of the merger consideration to be paid for per share of SVBank common stock was estimated at $5.20.

Under the Merger Agreement, the parties agreed that if:

(i) the volume-weighted average price of the CVCY Shares on NASDAQ for the 20 consecutive trading dates ending on and including the date 10 days prior to the anticipated closing date (the “Determination Date”) is greater than $13.80 (which is 115% of the $12.00 negotiated price of a CVCY Share on the Agreement Date), and

(ii) the volume-weighted average price of the CVCY Shares for the 20 consecutive trading dates ending on and including the Determination Date is such that the CVCY Shares have outperformed the NASDAQ Bank Index by more than 15% since the 20 consecutive trading days immediately preceding the date of the Merger Agreement,

CVCY would be entitled to terminate the Merger Agreement (the “Over-Performance Termination”).

The parties also agreed under the Merger Agreement that SVBank could prevent an Over-Performance Termination by accepting an adjustment to the aggregate merger consideration that reduces the otherwise-payable aggregate merger consideration by an amount equal to the number of CVCY Shares included in the aggregate merger consideration (prior to any such adjustment) multiplied by the lesser of (1) the amount by which the 20-day volume-weighted average price of the CVCY Shares exceeds $13.80, or (2) the amount by which the 20-day volume-weighted average price of the CVCY Shares exceeds the product of 115% of the percentage change in the 20-day average closing price of the NASDAQ Bank Index since the Signing Date multiplied by $12.00. CVCY would determine whether the adjusted aggregate merger consideration would be in the form of CVCY Shares, cash, or any combination of CVCY Shares and cash, provided that the adjustment does not result in an aggregate amount of cash that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (SVBank’s “Consideration Adjustment Right”).

The Letter Agreement

On September 19, 2016 (the Determination Date, based on the parties’ expected closing date of October 1, 2016), the 20-day volume-weighted average price of the CVCY Shares was $15.53, an increase of 18% more than the change in the 20-day average closing price of the NASDAQ Bank Index since the Agreement Date. As a result, CVCY was entitled to exercise its Over-Performance Termination right under the Merger Agreement, entitling SVBank, in turn, to exercise its Consideration Adjustment Right. Under the Letter Agreement, the parties agreed to adjust the merger consideration under the terms of the Merger Agreement as if the parties had formally exercised their respective rights to terminate and re-instate the Merger Agreement. As a result of the adjustment, the aggregate merger consideration payable by CVCY is reduced by approximately 30,654 CVCY Shares from the number of shares that would have been payable under the Merger Agreement if CVCY did not exercise its Over-Performance Termination right.
.

As a result of this adjustment and based on the actual closing price of $15.76 per CVCY Share on the Determination Date and without any other adjustments, the implied per-share value of the merger consideration to be received by SVBank shareholders is increased to approximately $6.03 per share of SVBank common stock, compared to the Merger Agreement’s negotiated value per share of approximately $5.20, which assumed a value of $12.00 per CVCY Share.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.2 The Letter Agreement by and among Central Valley Community Bancorp, Central Valley Community Bank, and Sierra Vista Bank, dated September 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: September 22, 2016	By:	/s/ David A. Kinross
Name: David A. Kinross
Title: Executive Vice President and Chief Financial Officer (principal accounting officer)